Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Logitech International S.A.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-100854, No. 333-140429, No. 333-157038, No. 333-163933, No. 333-167143, No. 333-180725, No. 333-180726, No. 333-184583 and No. 333-192728) of Logitech International S.A. and subsidiaries (Logitech) of our report dated June 5, 2015, with respect to the consolidated balance sheet of Logitech as of March 31, 2015, and the related consolidated statement of operations, comprehensive loss, stockholder's equity, and cash flows for the year ended March 31, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2015, which report appears in the March 31, 2015 annual report on Form 10-K of Logitech.

/s/ KPMG LLP
Santa Clara, California
June 5, 2015